Exhibit 10.22
EMPLOYMENT AGREEMENT
(Hereinafter the “Agreement” )
Between
Coty Geneva
A company incorporated under the laws of Switzerland
with its registered office at Chemin de la Papeterie 1, 1290 Versoix,
Switzerland
Hereinafter: the "Company"
And
Mario Pereira Reis,
domiciled at
Hereinafter: the “Employee”

PREAMBLE		1
1.	EMPLOYMENT, DESCRIPTION OF SCOPE	1
2.	ADDITIONAL RESPONSIBILITIES , DIRECTORSHIPS, OFFICES	2
3.	COMPENSATION	2
4.	BENEFITS	3
5.	TERMINATION	4
6.	INVENTIONS, INDUSTRIAL RIGHTS	5
7.	CODE OF BUSINESS CONDUCT, CONFIDENTIALITY	5
8.	COMPETITION RESTRICTIONS	6
9.	GENERAL	6

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Preamble
The Company, Coty Geneva SA is a direct or indirect subsidiary of Coty Inc., (“Coty”) which has its head offices at 2 Park Avenue, New York, NY 10016.
Now therefore, the Parties agreed to the following:
1. Employment, Description of Scope

1.1
The Employee will be employed as Manager ("Directeur") and in such quality he shall be subordinated to the Board of Directors of the Company to which he will regularly report. The Employee may also be requested, from time to time, to carry out special tasks in the framework of the operations of Coty, which request shall not affect his position as Manager of the Company which shall prevail over any other activities.

The Employee shall start employment with the Company as of, or around, May 1, 2014.
The employment is on full-time permanent basis and shall be for an indefinite period, but shall last at the latest until the legal age of retirement of the Employee according to Swiss law.
The Employee confirms that he is not bound by any non-competition or non-solicitation restrictions or other agreement preventing the Employee from entering into this Agreement.

1.2
The Employee, in particular, shall act as Executive Vice President, Supply Chain, and as a member of Coty Executive Committee. Without prejudice of sect. 1.1 the Employee shall also report to the Chief Executive Officer, Coty.

The Company reserves the right to transfer the Employee to another position corresponding to the Employee's professional qualifications.
In performing his Employee's duties, the Employee shall follow the Company and Coty policies and comply with all local laws, the articles of association, the by-laws of the Company and resolutions of the Company's Board.

1.3
The Employee's authority to represent the Company is governed by the by-laws of the Company, as well as specific directions given to the Employee by the Company's Board, and by the Chief Executive Officer, Coty. The Company retains the right to appoint other representatives in addition to the Employee.

1.4
The Employee will coordinate his activities with the appropriate divisions, departments and companies within Coty, as designated by his business leader. The Employee may also be directed to report to members of Coty in addition to normal reporting lines existing within the Company.

If there are conflicting instructions at Company and Coty level, the Employee will contact the next higher level within Coty in order to have the conflict resolved.
All personnel matters with respect to the Employee are exclusively handled by the Company which will coordinate internally with Coty.

1 .5
The place of employment shall be chemin de 1a Papeterie 1, 1290 Versoix, Switzerland - provided, however, that within the normal course of his duties the Employee may be required to travel extensively and that the

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Employee may be required to relocate in accordance with the Company's needs and on a mutually agreed basis.
2 Additional Responsibilities, Directorships

2.1
The Employee may, however, be requested by the Company to take additional responsibilities such as directorships on the Boards of Companies belonging to Coty. The Employee agrees to accept such additional responsibilities without additional compensation except for nominal compensation as may be required under local laws. Those additional responsibilities, however, will not affect or alter his position as Manager of the Company (as set in sect. 1.1) which is prevalent.

2.2
Coty may, without an obligation to do so, offer or encourage the Employee to accept a position in an outside organization such as an industrial association. In such case, the Employee will represent the interests of Coty within that company or organization in addition to his obligations under the present Employment Agreement. The Employee agrees to accept such additional responsibilities without additional compensation except for nominal compensation as may be required under local laws. Those additional responsibilities, however, will not affect or alter his position as Manager of the Company (as set in sect. 1.1) which is prevalent.

Should a conflict arise between the Employee's obligations to the Company and his other directorship(s) the Employee will advise Coty accordingly.

2.3	In performing his duties as a director or representative, the Employee will report to Coty or such person as Coty may direct.

2.4
Unless provided otherwise in writing, the Employee shall be obliged to and hereby agrees to resign from any and all direct9rships, other offices or positions which he held with respect to or on behalf of any Coty Group company (as outlined in paragraph 2.2 above) whenever so directed by the Company and/or Coty, and immediately upon termination of the employment, and the Employee hereby waives any right of compensation or retention in connection with such directorship, other offices or positions.

Any share held by the Employee in the affiliates of the Company shall be transferred immediately at Coty's or the Company's direction, and as the Company or Coty directs and in any event upon termination of Employee's work duties.

2.5	The Employee shall devote all of his working hours and efforts to the Company's business and shall not, without the prior written approval of the Company and Coty Chief Executive Officer:
(i) hold any employment or business position outside the Company and Coty, irrespective of whether any remuneration i s paid; or
(ii) directly or indirectly engage in any other business activity or otherwise conduct activities which may conflict with or may have a detrimental effect on the Employee's obligations to or work for the Company or for Coty, or which may adversely affect their reputation or business .

3	Compensation

3.1
The Employee shall receive a basic annual gross salary of CHF 590' 000 (five hundred thousand and ninety Swiss francs) which shall be payable in 13 installments according to the Company's local payroll practice and

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subject to the deduction of statutory charges, such as tax, social security, and health insurance (where applicable). The annual gross salary includes a participation to the Employee representation costs.

The Company may decide to change the intervals of payment by introducing; weekly or bi-weekly payment or in any other intervals, at the Company's discretion and if permitted by local laws. The annual salary shall be reviewed in regular annual intervals.
The remuneration of any other special assignment, position or function within or outside the Coty Group, for example, serving as a member of the board of directors of any group company including the Company or :In an industry panel as contemplated in Article 2 above, shall be deemed to be already included in the salary f or the ordinary activity which has a prevailing nature.
The Employee acknowledges that in light of his managing position ("cadre") the salary payable under this article includes overtime ("heures supplémentaires") and excess overtime ("'travail supplémentaire") which may be incurred from time to time by the employee and is inclusive of any additional compensation in any form due in consideration for such overtime or excess overtime under local laws.

3.2
In addition to annual base salary the Employee shall be part of the Coty Annual Performance Plan ("APP") with a Target Award at 60 % of Employee's basic gross annual salary. Details of the APP shall be communicated in separate documents.

The Employee shall participate in the Coty APP as outlined therein. The Employee understands that the Coty APP is subject to review, amendment and termination by Coty in its sole discretion at any time. The Employee shall have no vested right or expectancy to benefits which are modified or deleted in accordance with the APP, and the amount, calculation and proportion of his award is not guaranteed by Coty or any entity of Coty , except as provided in the APP.
The amounts paid under the Coty APP are not an element of the base salary; they will however be included in the yearly salary certificate (“certificat de salaire").
In determining the Employee's award, if any, in the APP, Coty may consider the business results of the Company as well as other appropriate entities within Coty as provided in the AFP .
4 Benefits

4.1	The Employee participates in the Swiss Company Pension Plan. Information regarding the Swiss Company Pension Plan will be provided to the Employee.

4.2	The Employee will participate in such of the Company’s Social Welfare Programs (health, life, disability) in the same manner and to the same extent as other employees similarly situated.

In case of death, illness or accident the Company will continue to pay his salary according to the provisions of the Swiss Code of obligations (“CO”) (Articles 338, 324a and 324b CO).

4.3
The Employee shall be entitled to an annual vacation of 25 work days (work days being defined as the regular office work days of the Company) and three floating days. Any vacation days which are not taken before

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the end of June of the following year, regardless of reason not taken, shall be forfeited without compensation.
In planning vacation the Employee will duly consider the business requirements of the Company and will coordinate vacation days with his immediate Supervisor.

4.4
The Employee is entitled to a company car in accordance with the Company's local policies. The Employee may alternatively elect to receive a cash allowance. To the extent that the Employee is entitled to use the company car for private purposes or to the extent required under local law the use of the company car may be subject to taxes payable by the Employee. In particular, the amount corresponding to the Employee's right to use the company car for private purposes shall be included in the yearly salary certificate. The company car must be returned to the Company without delay upon termination of the Employee's work duties or upon specific request of the Company.

Any work related travel shall be subject to the Coty Travel Policy. All travel expenses must be properly accounted for and documented and shall be filed for reimbursement without delay. Any request for reimbursement shall be subject to the provisions of the Coty Travel Policy, and must first be approved by the Employee's immediate supervisor
The Company will provide reasonable assistance in filing taxes in Switzerland and/or other countries where the Employee is performing his activities.
Any other benefits, if actually received by the Employee during the term of employment, but which are not expressly stated in this Contract, shall be considered discretionary and may be withdrawn by the Company without any obligation to compensate the Employee for the loss thereof, except that the Employee is eligible for benefits required by mandatory applicable law provided that any such benefits shall not duplicate benefits already provided under this Agreement, which may be adjusted accordingly in such an instance to avoid any duplicative payment.
5 Termination

5.1
This employment agreement will terminate automatically at the latest and without any notice at the end of the month during which the Employee shall have reached the legal age of retirement as per Swiss law.

5.2
Either party may terminate this Agreement with three-month written notice to the other party. Should the Company terminate the employment without cause, with the exception of a transfer of the Employee to another direct or indirect affiliate or sister company of Coty, the Company shall pay the Employee, in addition to the notice period and in exchange of a full release and settlement, a severance amounting to nine months base salary, inclusive of any amounts due under the applicable labor laws and collective agreements and subject to all applicable withholdings.

5.3
The Company may terminate this Agreement without notice period immediately and without liability for compensation or damages if the Employee commits a material or persistent breach of any of the provisions of this Agreement or is guilty of any grave misconduct or willful neglect in the discharge of his duties, thereby breaking the Company's trust in the Employee.

5.4	The Company shall also have the right to dismiss the Employee with immediate effect if he has willfully grossly and continuously neglected

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his obligations to the Company or for any other just cause (justes motifs) under applicable law. In that case the Employee shall be no longer entitled to any indemnity and compensation unless explicitly set forth by mandatory provisions of law.

5.5
Upon terminating his employment for any reason or whenever so directed by the Company or Coty, the Employee will return all work materials and any other material or property in any form, electronic or otherwise belonging to the Company or any company in the Coty Group, which is in the Employees' possession, custody or control . In particular, the Employee shall not keep any documents, papers, drawings, plans, diskettes, tapes, data, manuals, forms, notes, tables, calculations, reports, or other items which Employee has received, or in or on which Employee has stored or recorded Company or Coty data or information, in the course of his employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Company or Coty property which may be in his possession or control, to the Company or to such entity as Coty may direct, without right of retention. The Employee shall also provide to the Company at the latest upon termination of employment a list of all passwords and other codes used by the Employee in the IT-system of the Company.

5.6
The Employee hereby waives as of now any claim for further amounts of money under any title (including but not limited to any claim for damages and indemnities of whatever nature) not explicitly mentioned above; such waiver does not affect any amount of money owed to him as already accrued compensation in accordance with clause 3 above.

5.7
Notwithstanding the notice period, the Company shall have the right to relieve the Employee from his responsibilities and access to the workplace and to work facilities by putting the Employee on leave during the entire notice period or part thereof. In such event, the Employee's rights and obligations under this Contract shall nonetheless remain in force and he shall consequently observe all provisions of this Contract including those relating to confidentiality, competition restriction etc. Also in this case the Employee shall remain bound to all duties under this Agreement including those relating to confidentiality, competition restriction, etc.

5.8
The Employee agrees that the Company may set off against any claim the Employee may have against the Company any claim that the Company may have against the Employee, for which payment is due, to the extent allowed under applicable law.

6 Inventions, Industrial Rights

6.1
The Employee shall disclose promptly to the Company any invention, patentable or otherwise, which during the term of employment and within one (1) year thereafter previously has been or may be hereafter conceived, developed or perfected by the Employee, either alone or jointly with another or others, and either during or outside employment, and which pertains to any activity, business, process, equipment, material, product, system or service, in which the Company has any direct or indirect interest whatsoever.

6.2
All right, title and interest in and to such inventions shall belong to the company which has employed the Employee at the time the invention was made, unless statutory local law provides otherwise. To the extent that statutory law applicable to such inventions provides for mandatory compensation, the Company and Coty are entitled to consider the payment

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of such separate compensation in determining the Employee's share in any bonus scheme, such as the Coty Long-Term Incentive Plan or the Coty APP.

6.3
The provisions of the preceding paragraph shall apply similarly to any other industrial or intellectual property rights which the Employee creates as part of his employment with any entity of Coty. Local laws notwithstanding, the Employee will offer the exclusive right to use the invention and/or right to Coty. The Employee will reasonably cooperate with any Coty entity in any filings it makes regarding such inventions and/or rights.

6.4
The right to use any software or other computer programs prepared or amended by the Employee shall be transferred exclusively to the Company. The right to use shall be unlimited and includes the right to reproduce, amend or change the software or to transfer such rights to third parties. Compensation for the transfer of these rights shall be included in and covered by the Employee's base salary. The Employee expressly waives any right to receive the original or copies, including author's copies, of such software or programs.

6. 5	The provisions of this article shall survive the term of this Agreement and shall be binding upon the Employee's executors, administrators or assigns, unless waived in writing by the Company or Coty.
7 Code of Business Conduct, Confidentia1ity

7.1	The Employee will comply with Coty Code of Business Conduct, a copy of which has been provided to the Employee.

7. 2
The Employee shall not disclose, directly or indirectly, during or any time following employment, to others or use for Employee's own benefit or for the benefit of others, and agrees to keep strictly confidential all information concerning the Company or any other entity within Coty unless such use or disclosure has been approved in advance and in writing by the Company or Coty.

This duty of confidentiality applies in addition to all applicable laws regarding the protection of trade secrets and includes, but is not limited to, any internal papers and documents, business secrets or knowhow, proprietary information, business or marketing plans, cost calculations, financial or other data, profit plans, inventions, discoveries, processes, drawings, notes, customer or supplier information and any other internal information which the Employee has received, used, observed, been exposed to or had access to in the course of his employment with an entity of Coty.

7.3
If the Employee contravenes section 7, any relevant Coty Group company injured by the breach shall be entitled to compensation for damages including loss of profits (gains manqués) arising from such breach from the Employee in accordance with the applicable law, in addition to any other damages and remedies available at law. Any Coty Group Company injured by such conduct may bring an action to enforce such remedies on its own behalf.

8 Competition Restrictions

8.1
As the Employee will know all the clients and business secrets of the Company, during the term of the employment and for one (1) year after the termination of the employment, for whatever the cause, the Employee may not, directly or indirectly, engage in or conduct any business or

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services in competition with the Company or Coty, including accept employment.; with or acquiring-any material participating interest in any company or legal entity conducting such a competing business.

8.2
During the term of the employment and for one (1) year after the termination of the employment the Employee also agrees that he may not, directly or indirectly, for his own or any other person's benefit solicit or encourage one or more of the Company's or Coty Group's customers or prospective customers or suppliers with whom the Employee has had material dealings within the 24 months prior to termination of employment , to cease business with the Company or with Coty, or, entirely or partly, transfer their custom to a business which is in competition with the Company or with Coty.

8.3
Furthermore, the Employee may not during the term of the employment and for one (1) year after the termination of the employment, directly or indirectly, encourage one or more of the Company’s or Coty's employees with whom he has had material dealings within the 24 months prior to termination of employment to 1eave their employment with the Company or Coty.

8. 4
In the event of any single breach of this non-competition and non-solicitation clause or of the confidentiality clause or of article 7 above, the Employee shall pay to the Company a penalty of CHF 100’000 per occurrence. Furthermore, the Company shall have the right to be fully indemnified and. held harmless for all losses exceeding the amount of the penalty. The payment of the penalty shall in no way relieve t:he Employee from his non-competition, non-solicitation and confidentiality obligations.

8.5
In addition, the Company shall have the right to request the immediate discontinuation or to prevent any repetition of a breach by the Employee of the present non-competition and non-solicitation clause or of the confidentiality obligation stated in article 7 above by means of an injunction in accordance with article 340 lit b paragraph 3 of the Swiss Code of Obligations or of any other appropriate legal remedies..

8.6
These competition restrictions shall be valid and apply for any country where the Employee has conducted directly or indirectly business at any time during the two years immediately preceding the end of the employment contract.

9 General.

9.1
This Agreement relates only to the Employee's employment with the Company. Nothing within this Agreement shall be construed as to constitute an Employment Agreement with Coty or any of its entities, other than the Company.

This Agreement, including the documents expressly mentioned herein along with the signed offer letter dated 20 January 2014 constitutes the full agreement; any verbal or prior agreements shall be replaced by this Agreement. Any amendments to this Agreement, including a change of this sentence, must be made in writing only and signed by the Employee and the Company. Any verbal assurances or agreements are not binding unless reduced to written form and signed by both parties.

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9.2	The provisions of this Agreement shall be subject to the laws of Switzerland.
The place of jurisdiction for all disputes arising between the parties in relation to the interpretation or performance of this Agreement shall be determined in accordance with Art. 34 of the Swiss Code of Civil Proceeding provided however that as to any claims or causes of action against Coty, the appropriate State and Federal courts located in New York, New York, shall have exclusive jurisdiction and venue and the parties hereby consent to such exclusive jurisdiction and venue.
Unless otherwise prohibited by local laws, the parties agree that any damages shall be limited to actual damages and shall not include any special, punitive, consequential or similar damages.

9.3	Any grievance relating to employment should be referred to Employee's Department Head.
Headings used in this Agreement are meant to facilitate reading this Agreement and do not serve as definitions or interpretation of the respective provisions.
If one or more of the provisions of this Agreement is or becomes wholly or partly invalid or unenforceable, or if this Agreement fails to cover an issue which the parties would have covered had they thought of it at the time of the Agreement, such invalidity, unenforceability or missing provision shall not affect the validity of the remaining provisions of this Agreement. Such invalid, unenforceable or missing provision shall be replaced by a valid provision which best reflects the intentions of the parties to this Agreement in accordance with the valid provisions of this Agreement, applicable laws and the Company and Coty Policies referred to in this Agreement.
No provision of this Agreement shall be deemed waived and no breach shall be excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

9.4
This Agreement is made in the English language which the Employee perfectly understands along with a French translation to which both parties have agreed in the event that the French language version might be required for any official purpose. Should a discrepancy exist between the English and the French versions, the English version shall prevail for all official purpose.

Any references to the masculine gender herein are for convenience only.
Genève, Switzerland, January 2014

/s/Rebeca Pascual	/s/Géraud-Marie Lacassagne
Rebeca Pascual	Géraud-Marie Lacassagne
Human Resources Director	Senior Vice President, Human Resources
Coty Genève SA	Coty Inc.

/s/Mario Pereira Reis
Mario Pereira Reis
The Employee

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